Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121106) of Commonwealth Industries, Inc. 401(k) Plan of our report dated June 28, 2005 with respect to the financial statements and schedule of the Commonwealth Industries, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 28, 2005